                                                                   Exhibit 4.125








                          FIRST SUPPLEMENTAL INDENTURE

      FIRST SUPPLEMENTAL INDENTURE, dated as of September 22, 2003, among CANWEST MEDIA INC., a corporation incorporated under the federal laws of Canada (the "Issuer"), each of the New Guarantors (as defined herein); and The Bank of New York, as trustee (the "Trustee").

      WHEREAS, in accordance with Section 11.04 of the Indenture relating to the 7-5/8% Senior Notes due 2013 of the Issuer, dated as of April 3, 2003, between the Company, the Trustee and the Guarantors (as defined therein), (the "Indenture"), each of the entities listed on Exhibit A hereto (each a "New Guarantor") desires to guarantee the obligations of the Issuer with respect to the Notes on the terms set forth in the Indenture;

      WHEREAS, the Boards of Directors of the Issuer and each of the New Guarantors have authorized this First Supplemental Indenture; and

      WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done:

      NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of Holders of the Notes:

      Section 1. Guarantee. Each New Guarantor covenants and agrees to be bound by and subject to the terms of the Indenture as if they had executed the same as a Guarantor as of the date first set forth above.


      Section 2. Certain Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.


      Section 3. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

      Section 4. Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

      IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed all as of the date and year first written above.

                                    CANWEST MEDIA INC.

                                    By:  /s/ JOHN MAGUIRE
                                         ---------------------------------------
                                         Name:       John Maguire
                                         Title:      Chief Financial Officer


                                    COOL RECORDS INC.



                                    By:  /s/ PAMELA HARROD
                                         ---------------------------------------
                                         Name:       Pamela Harrod
                                         Title:      Authorized Signing Officer

                                    THE BANK OF NEW YORK,
                                                not in its individual capacity,
                                                but solely as Trustee


                                    By:  /s/ VANESSA MACK
                                         ---------------------------------------
                                         Name: Vanessa Mack
                                         Title:   Assistant Vice President

                                                                       Exhibit A

New Guarantors

Cool Records Inc.



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